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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ______)*

                              Riviera Tool Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769648106
                       ----------------------------------
                                 (CUSIP Number)



                                 August 31, 2003
               --------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [x] Rule 13d-1(b)
                              [_] Rule 13d-1(c)
                              [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

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-----------------------------                           ----------------------
CUSIP No. 769648106                     13G               Page 2 of 9 Pages
          --------------
-----------------------------                           ----------------------

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  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Oberweis Asset Management, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          Not Applicable                                                (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

      NUMBER OF          None

       SHARES     --------------------------------------------------------------
                   6   SHARED VOTING POWER
    BENEFICIALLY
                         352,300
      OWNED BY
                  --------------------------------------------------------------
        EACH       7   SOLE DISPOSITIVE POWER

     REPORTING           None

       PERSON     --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
        WITH
                         352,300

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          352,300

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)
                                                                            [_]
          Not Applicable

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IA

--------------------------------------------------------------------------------

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-----------------------------                           ----------------------
CUSIP No. 769648106                     13G               Page 3 of 9 Pages
          --------------
-----------------------------                           ----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          James D. Oberweis
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          Not Applicable                                                (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

      NUMBER OF          None

       SHARES     --------------------------------------------------------------
                   6   SHARED VOTING POWER
    BENEFICIALLY
                         352,300
      OWNED BY
                  --------------------------------------------------------------
        EACH       7   SOLE DISPOSITIVE POWER

     REPORTING           None

       PERSON     --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
        WITH
                         352,300

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          352,300

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)
                                                                            [_]
          Not Applicable

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

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-----------------------------                           ----------------------
CUSIP No. 769648106                     13G               Page 4 of 9 Pages
          --------------
-----------------------------                           ----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          James W. Oberweis
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          Not Applicable                                                (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER

      NUMBER OF          None

       SHARES     --------------------------------------------------------------
                   6   SHARED VOTING POWER
    BENEFICIALLY
                         352,300
      OWNED BY
                  --------------------------------------------------------------
        EACH       7   SOLE DISPOSITIVE POWER

     REPORTING           None

       PERSON     --------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
        WITH
                         352,300

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          352,300

--------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)
                                                                            [_]
          Not Applicable

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

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Item 1(a)      Name of Issuer:

                    Riviera Tool Company

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    5460 Executive Parkway S.E.
                    Grand Rapids, Michigan 49512

Item 2(a)      Name of Person Filing:

                    Oberweis Asset Management, Inc. ("OAM")
                    James D. Oberweis
                    James W. Oberweis

Item 2(b)      Address of Principal Business Office or, if none, Residence:

                    OAM, James D. Oberweis and James W. Oberweis are located at:

                    951 Ice Cream Drive, Suite 200
                    North Aurora, IL  60542

Item 2(c)      Citizenship:

                    OAM is an Illinois Corporation.
                    James D. Oberweis and James W. Oberweis are U.S. citizens.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    769648106

Item 3         Type of Person:

                    (e)   OAM is an investment adviser in accordance with
                          (S)240.13d-1(b)(1)(ii)(E). James D. Oberweis and James
                          W. Oberweis are the principal stockholders of OAM.

Item 4         Ownership (at August 31, 2003):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                          352,300 shares

                    (b)   Percent of class:

                          10.4% (based on 3,379,609 shares outstanding on July 14, 2003)

                               Page 5 of 9 pages

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                    (c)   Number of shares as to which such person has:

                              (i)    sole power to vote or to direct the vote:
                                     none
                             (ii) shared power to vote or to direct the vote: 352,300
                            (iii) sole power to dispose or to direct the disposition of: none
                             (iv)    shared power to dispose or to direct
                                     disposition of: 352,300

Item 5         Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best
               of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 pages

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                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 2003

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                       OBERWEIS ASSET MANAGEMENT, INC.



                                       By:  /s/ Patrick B. Joyce
                                            ------------------------------------
                                            Patrick B. Joyce
                                            Executive Vice President


               The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                       By:  /s/ James D. Oberweis
                                            ------------------------------------
                                            James D. Oberweis


               The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                       By:  /s/ James W. Oberweis
                                            ------------------------------------
                                            James W. Oberweis

                               Page 7 of 9 pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of September 10, 2003 between Oberweis Asset Management, Inc., James D. Oberweis and James W. Oberweis

                               Page 8 of 9 Pages